Exhibit 10.1

OMNIBUS AMENDMENT

TO

OUTSTANDING STOCK OPTION AGREEMENTS UNDER

FMSA HOLDINGS INC. 2006 LONG TERM INCENTIVE COMPENSATION PLAN

THIS OMNIBUS AMENDMENT is made this 28th day of October, 2016, by Fairmount Santrol Holdings Inc. (the “Company”).

WITNESSETH:

WHEREAS, from time to time the Company has granted stock options under the FMSA Holdings Inc. 2006 Long Term Incentive Compensation Plan, as amended and restated as of September 11, 2014 (the “2006 Plan”), as such awards are set forth in certain Stock Option Agreements (the “Agreements”);

WHEREAS, it is the desire of the Company to amend such Agreements to provide that certain nonvested Option Shares (as defined in the Agreements) shall remain exercisable for one year following the optionee’s separation from service due to disability and for the full term of the option following an optionee’s retirement; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that, pursuant to Section 3.2(c) of the 2006 Plan, the Company has the power to amend such Agreements without the written consent of the optionholder.

NOW, THEREFORE, effective as of October 28, 2016, with respect to all currently outstanding stock options granted under the 2006 Plan, the Company hereby amends all currently outstanding Agreements as follows:

1.    The Agreements are hereby amended by replacing Section 4(b) in its entirety with the following:

“(b)	the expiration of one (1) year from the date of the Optionee’s separation from service due to his or her death or Disability (as defined below);”

2.    The Agreements are hereby amended by replacing Section 4(c) in its entirety with the following:

“(c)	the expiration of thirty (30) days from the date of the Optionee’s separation of service (other than Retirement (as defined below)) within one year of a Change in Control;”

3.    The Agreements are hereby amended by replacing Section 4(d) in its entirety with the following:

“(d)	immediately upon the date such Optionee ceases to be an Employee, an Officer, or a Member of the Board, unless such Optionee ceases to be an Employee, an Officer, or a Member of the Board by reason of death, Disability, Retirement or separation of service within one year of a Change in Control. For the avoidance of doubt, if the Optionee Retires, the Option shall remain exercisable until the tenth (10th) anniversary of this Agreement.

For purposes of this Agreement, the following terms shall have the following meanings:

‘Disability’ shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code; and

‘Retirement’ or ‘Retire’ shall mean the Optionee’s voluntary separation from service after he or she has attained age 55 and has provided at least ten years of service to the Company or any of its Affiliates.”

OMNIBUS AMENDMENT

TO

OUTSTANDING STOCK OPTION AGREEMENTS UNDER

FMSA HOLDINGS INC. 2006 LONG TERM INCENTIVE COMPENSATION PLAN

4.    Any capitalized term not otherwise defined in this Omnibus Amendment shall have the meaning ascribed to such term in the Agreements or the 2006 Plan, as applicable.

5.    This Omnibus Amendment modifies or adds only the provisions specified herein. All other provisions of the Agreements remain in full force and effect.

IN WITNESS WHEREOF, a duly authorized officer of the Company has caused this Omnibus Amendment to be executed this 28th day of October, 2016.

FAIRMOUNT SANTROL HOLDINGS INC.

By:	/s/ David J. Crandall

ITS:	SVP, General Counsel and Secretary